Exhibit 10.33

RESTRICTIVE COVENANTS AGREEMENT

This Restrictive Covenants Agreement (the “Agreement”), between ____________ (“you” or “your”) and CBRE, Inc., a Delaware corporation (“CBRE” “we” “us” or “our”), is entered into as of December 1, 2017 (the “Effective Date”).  In consideration of, and as a condition of the award of time vesting restricted stock units, TSR performance vesting restricted stock units and EPS growth performance vesting restricted stock units (each with a grant date of December 1, 2017), pursuant to the applicable Grant Notice and Restricted Stock Unit Agreement governing each such award, you acknowledge and agree with CBRE as follows:

1.Restrictive Covenants

1.1Definitions

(a)“Base Salary” means the amount you are entitled to receive as annual base salary, in each case without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, incentives, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock options, stock grants or other incentives awarded under the CBRE Group, Inc. 2017 Equity Incentive Plan, as may be amended or restated from time to time or any successor to such plan.

(b)“Cause” means the occurrence of any one or more of the following events:

a.your conviction of (or plea of guilty or no contest to) a felony involving moral turpitude;

b.your willful and continued failure to substantially perform your designated duties or to follow lawful and authorized directions of the Company Group after written notice from or on behalf of the Company Group;

c.your willful misconduct (including willful violation of the Company Group’s policies that are applicable to you) or gross negligence that results in material reputational or financial harm to the Company Group;

d.any act of fraud, theft, or any material act of dishonesty by you regarding the Company Group’s business;

e.your material breach of fiduciary duty to the Company Group (including without limitation, acting in competition with, or taking other adverse action against, the Company Group during the period of your employment with the Company Group, including soliciting employees of the Company Group for alternative employment);

f.any illegal or unethical act (inside or outside of your scope of employment) by you that results in material reputational or financial harm to the Company Group;

g.your material misrepresentation regarding personal and/or Company Group performance and/or the Company Group’s records for personal or family financial benefit;

h.your material or systematic unauthorized use or abuse of corporate resources of the Company Group for personal or family financial benefit; or

i.your refusal to testify or cooperate in legal proceedings or investigations involving the Company Group.

(c)“CBRE Employee” means any individual consultant or employee of any member of the Company Group, or anyone who was an individual consultant or employee of any member of the Company Group at any time within the 12-month period immediately preceding your Termination Date.

(d)“CBRE Client” means any of the Company Group’s clients or prospective clients whom you solicited, with whom you substantially and directly dealt or became acquainted, or from whom or with respect to whom you obtained confidential information, at any time within the 24-month period immediately preceding your Termination Date.

(e)“Company Group” means Group and each of its subsidiaries and affiliates.

(f)“Competitive Business” means each of the companies listed on Exhibit A and each of their respective subsidiaries and affiliates (except any non-controlled affiliate that is not a Restricted Business) or successors in interest.

(g)“Good Reason” means the occurrence of any one or more of the following events without your prior written consent:

a.a material adverse change in your duties or responsibilities (such that the compensation paid to you would not continue to be deemed rational based on your revised duties or responsibilities);

b.a reduction of more than 10% in your Base Salary as in effect for the 12-month period immediately prior to such reduction, other than in connection with an across-the-board reduction of the Base Salaries of similarly situated employees or due to changes in your duties and responsibilities with your prior written consent;

c.a reduction of more than 10% in your annual target bonus as in effect immediately prior to such reduction or your becoming ineligible to participate in bonus plans applicable to similarly situated employees, other than in connection with an across-the-board reduction of the annual target bonuses of similarly situated employees or due to changes in your duties and responsibilities with your prior written consent;

d.the failure by Group to make any annual equity grant to you or a reduction of more than 10% of your annual equity grant as compared to the annual equity grant made to you in the preceding fiscal year of Group, unless (A) a reduction of annual equity grants or a change in equity philosophy or practice occurs that does not disproportionately affect you relative to other similarly situated employees who receive equity grants, or (B) such failure to grant or reduction of such grants occurs due to changes in your duties and responsibilities with your prior written consent;

e.if you are a participant in the Severance Plan, the failure of any successor to Group to assume the Severance Plan upon a Change in Control (as defined in the Severance Plan); or

f.a change in the your principal place of work to a location of more than 50 miles in each direction from your principal place of work immediately prior to such change in location; provided, that such change increases your commute from your principal residence by more than 50 miles in each direction and more than 3 times per week on average;

provided, that (x) you provide a Notice of Termination to Group within 90 days of the initial existence of the facts or circumstances constituting such event, (y) Group fails to cure such facts or circumstances within 30 days after receipt of such Notice of Termination and (z) the date on which your employment terminates occurs no later than 30 days after the expiration of the such cure period.

(h)“Group” means CBRE Group, Inc.

(i)“Notice of Termination” means a written notice which shall (i) indicate the specific termination provision in the definition of “Good Reason” relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated, and (iii) if the date of such termination is other than the date of receipt of such notice, specify the date of such termination (which date shall be not more than 30 days after the giving of such notice).

(j)“Restricted Business” means any entity or person that provides products or services that are competitive with products or services provided by the Company Group within 24 months prior to your Termination Date (or which you have knowledge, at the time in question, that the Company Group has plans to provide or offer within twelve months).

(k) “Restricted Period” means from your Termination Date until 12 months thereafter.  However, the Restricted Period shall be reduced for any period of “garden leave” to which you are subject with the Company Group.

(l)“Severance Plan” means the CBRE Group, Inc. Change in Control and Severance Plan for Senior Management, effective March 24, 2015.

(m)“Termination Date” means the date on which your employment with the relevant Company Group member is terminated.

(n)“Territory” means any national, state, territorial or other jurisdiction globally in which the Company Group provided or offered products or services at any time during the 12 months prior to the Termination Date (or in which you have knowledge, at the time in question, that the Company Group has plans to commence providing or offering products or services within 12 months).

1.2Non-Solicitation of CBRE Clients.  During your employment by any member of the Company Group and, solely if you are terminated by the relevant Company Group member with Cause or you resign without Good Reason and such termination occurs prior to the sixth anniversary of the Effective Date, during the Restricted Period, you will not, in any capacity, directly or indirectly, (a) solicit, contact, call upon or communicate with any CBRE Client in order to further a business relationship with such CBRE Client for or on behalf of a Restricted Business in the Territory, or (b) solicit or induce any CBRE Client to terminate or reduce its relationship with the Company Group for any reason.

1.3Non-Solicitation of CBRE Employees.  During your employment by any member of the Company Group and, solely if you are terminated by the relevant Company Group member with Cause or you resign without Good Reason and such termination occurs prior to the sixth anniversary of the Effective Date,  during the Restricted Period, you will not, in any capacity, directly or indirectly, recruit, solicit or induce any CBRE Employee to terminate or alter his or her status as a CBRE Employee, which shall include, without limitation, providing a Restricted Business in the Territory information about such CBRE Employee’s job satisfaction, performance, nature and level of production, compensation or other status while at the Company Group.  However, it shall not be a violation of this non-solicitation covenant if you generally advertise a position in any medium or on the internet, as long as such advertisement is not targeted at any CBRE Employee.

1.4Non-Competition.  During your employment by any member of the Company Group and, solely if you are terminated by the relevant Company Group member with Cause or you resign without Good Reason and such termination occurs prior to the sixth anniversary of the Effective Date, during the Restricted Period, you will not directly or indirectly, (a) become a principal, partner, member, investor, joint venturer, officer, director, or shareholder  of any Competitive Business, or (b) manage, control, or operate any Competitive Business, or (c) serve as an employee, consultant, contractor, advisor, representative (or any other capacity) of, to or for a Competitive Business (except to the extent you serve in any such capacity that is unrelated to the products or services that are competitive with products or services provided by the Company Group).  The restriction contained in this Section 1.4 shall not apply to (i) passive investments in less than 1% of a broadly held public or private company or (ii) personal investments in real estate assets (including through passive partnership interests) not aimed at operating, managing or sponsoring a Competitive Business.

2.Other Terms

2.1Future Employment. In the event you seek or obtain employment or some other business affiliation with any person or entity other than the Company Group, you agree to provide that person or entity with a copy of this Agreement. You also agree that we may provide a copy of this Agreement to any such person or entity.

2.2Tolling Period.  In the event you violate any provision of this Agreement, then such violation will toll the Restricted Period from the date of such violation until such violation ceases and will extend the Restricted Period so long as you remain in violation.

2.3Reasonableness and Relief. You acknowledge that the restrictions contained in this Agreement are fair, reasonable and necessary for the protection of the Company Group’s legitimate business interests, including to preserve and protect the Company Group’s interests in its confidential and proprietary information and trade secrets, and to protect the goodwill of the Company Group, and that the Company Group will suffer irreparable harm in the event of any actual or threatened breach by you. Therefore, you consent to the entry of a restraining order, preliminary injunction or other preliminary, provisional or permanent court order to enforce this Agreement without the need for CBRE to post a bond or other security that might be required in connection with such relief.  You also agree that any request for such relief by us will be in addition and without prejudice to any claim for monetary damages that we might elect to assert.

2.4Binding Effect. This Agreement will be binding upon your heirs and personal and legal representatives, and the successors and assigns of the Company Group.  This Agreement and the rights and obligations hereunder may not be assigned by you, but are assignable by us.

2.5Severability. If any provision of this Agreement is determined to be unenforceable, the remaining provisions will be enforced to the maximum extent possible.  If any provision of this Agreement is determined to be overbroad or unreasonable, such provision will be given effect to the maximum extent possible by enforcing to such an extent as would not be overbroad or unreasonable.

2.6Non-Waiver. The waiver by any party to this Agreement of a breach of any of its provisions will not operate or be construed as a waiver of any subsequent or simultaneous breach. Further, no party will be deemed to have waived any provision of or right under this Agreement unless such waiver is set forth in writing signed by the party against whom waiver is asserted.

2.7Drafting. This Agreement will not be construed more strictly against any party hereto merely by the virtue of the fact that this Agreement may have been drafted or prepared by such party or its counsel.

2.8Governing Law. This Agreement and its enforcement, and any controversy arising out of or relating to the making or performance of this Agreement, will be adjudicated by a court of competent jurisdiction and shall be governed by and construed in accordance with the law of the State of Delaware, without regard to principles of conflict of law.

2.9Acknowledgment. You acknowledge that you understand the terms and conditions set forth in this Agreement and have had adequate time to consider whether to agree to them and to consult a lawyer or other advisor of your choice if you wish to do so.

2.10Additional Agreements.  The restrictive covenants set forth in Section 1 of this Agreement shall apply in addition to (and shall not be limited by the provisions of) any other non-competition, non-pooling, non-solicitation, confidentiality, non-disparagement or similar covenants or conditions to which you are (or may become) subject to pursuant to any other plan or agreement containing restrictive covenants or conditions to which you are a party with any member of the Company Group (or, in the case of any plan, as a recipient of any award or benefits thereunder), such that the longest and broadest of such restrictions shall apply (without duplication).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth on the first page of this Agreement.

CBRE, Inc.

By:
Name:	J. Christopher Kirk	Name:
Title:	Chief Administrative Officer